Exhibit 10.6

MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT (this “Agreement”), dated as of April 30, 2001 by and among RFE Management Corporation, a Delaware corporation (“RFE”), KTC/AMG Holdings Corp., a Delaware corporation to be renamed The Kenan Advantage Group, Inc., (“Parent”), Advantage Management Group, Inc., an Ohio corporation (“AMG”), and KTC Acquisition Corp., a North Carolina corporation to be merged with and into Kenan Transport Company, with Kenan Transport to be the surviving corporation in the merger (“Kenan” and, collectively with Parent and AMG, the “Company”).

BACKGROUND:

The Company desires to receive financial and management consulting services from RFE, and thereby obtain the benefit of the experience of RFE in business and financial management generally and its knowledge of the Company’s financial affairs in particular.  RFE is willing to provide financial and management consulting services to the Company.  Accordingly, the compensation arrangements set forth in this Agreement are designed to compensate RFE for such services.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, RFE and the Company hereby agree as follows:

TERMS:

1.   Engagement.  The Company hereby engages RFE as a financial and management consultant, and RFE hereby agrees to provide financial and management consulting services to the Company, all on the terms and subject to the conditions set forth below.

2.   Services of RFE.  RFE hereby agrees during the term of this engagement to consult with the Company’s Board of Directors (the “Board”) and management of the Company in such manner and on such business and financial matters as may be reasonably requested from time to time by the Board, including but not limited to:

(i)            developing and implementing corporate strategy;

(ii)           budgeting future corporate investments;

(iii)          developing acquisition and divestiture strategies; and

(iv)          subsequent debt and equity financings.

In addition to the business and financial consulting services set forth above, officers and employees of RFE will be available to serve on the Board, without additional compensation, and will devote such time and attention to the Company’s affairs as RFE determines reasonably necessary to accomplish the purposes of this Agreement.

3.   Compensation.

(a)   The Company agrees to pay to RFE as compensation for services to be rendered by RFE hereunder a fee equal to $150,000 per year (the “Annual Fee”), payable quarterly in advance, in four equal installments of $37,500 on each January 1, April 1, July 1 and October 1 of each year. Notwithstanding the foregoing, in the event there exists any default by the Company in the payment of principal or interest on (i) AMG’s or Kenan’s outstanding revolving credit or term loans from its senior bank lenders, or (ii) AMG’s or Kenan’s senior subordinated notes, the Annual Fee shall not be paid, but shall accrue (without interest) until such payment default is cured or waived, at which time the accrued but unpaid Annual Fee shall be paid to RFE.  The Company shall reimburse RFE for such reasonable travel expenses and other direct out-of-pocket expenses as may be incurred by RFE and its employees in connection with the rendering of services hereunder.  The Company will, within 30 days after receipt of expense reports, reimburse RFE for such expenses.  On the date hereof the Company shall pay RFE $25,000, representing the pro rata portion of the Annual Fee due for the period beginning on the date hereof and ending June 30, 2001.

(b)   In the event that RFE assists the Company in any equity or debt financing for purposes of financing an acquisition by the Company (and not in a transaction that results in a sale of the Company) or Company growth, whether public or private, the Company will pay RFE a fee of (i) three quarters of one percent (0.75%) of the gross proceeds received by the Company in any equity financing (the “Equity Financing Fee”) and (ii) one-quarter of one percent (0.25%) of the gross proceeds of any debt financing (the “Debt Financing Fee”).  For purposes hereof, (i) any offering of debt securities which is convertible into or exchangeable for equity securities shall be considered an equity financing and (ii) with respect to any offering consisting of a combination of debt and equity securities, the proceeds shall be allocated among the debt and equity securities sold based on the fair market value thereof, and the Company shall pay to RFE the Equity Financing Fee with respect to the gross proceeds allocated to the equity securities sold (to the extent such fee is payable in accordance with the first sentence hereof) and the Debt Financing Fee with respect to the gross proceeds allocated to the debt securities sold.

(c)   In the event that RFE assists the Company in any acquisition, the Company will pay RFE a fee of five-eighths of one percent (0.625%) of the transaction value of the acquisition.

(d)   Notwithstanding anything herein to the contrary, RFE shall only be entitled to one fee in respect of a transaction or series of related transactions which involves both a financing and an acquisition, which fee shall be reduced by any financing or transaction fee payable to an investment banking firm engaged to provide investment banking services to the Company, it being understood that any crediting of such fee shall be pro rata between this Agreement and the Management Agreement, dated as of the date hereof, among the Company and Sterling Investment Partners Advisors, LLC.

(e)   RFE acknowledges that payments to it by the Company pursuant to this Agreement are subject to the provisions of Section 9.18 of that certain Credit Agreement, dated as of the date hereof, by and among the Company, the institutions from time to time party thereto as lenders, CIBC World Markets Corp., as Sole Lead Arranger and Book Manager and Canadian Imperial Bank of Commerce, as Administrative Agent, the provisions of Section 7.6 of that certain Note Purchase Agreement, dated as of the date hereof, among AMG, KTC Acquisition Corp. and the purchasers named therein, and the provisions of Section 4.04 of that certain Warrant Purchase Agreement, dated as of the date hereof, between Parent and the purchasers named therein (the “Warrant Purchase Agreement”).

4.   Term.  This Agreement shall commence on the date hereof and shall continue in effect for an initial term of three years and thereafter shall be automatically renewed for successive one-year terms as long as the stockholders of Parent on the date hereof (other than stockholders who are employees of the Company) own at least 20% of the outstanding Common Stock (assuming conversion of all outstanding preferred stock) of Parent; provided, however, that this Agreement (other than as provided in the last sentence of this Section 4) shall automatically be terminated prior to the initial term hereof (i) in the event that following a Qualifying Public Offering (as such term is defined in the Warrant Purchase Agreement) no principal or managing member of RFE or of its affiliates remains a director of the Parent or (ii) in connection with the sale of the Company or all or substantially all of the assets of the Company and its subsidiaries (including, without limitation, pursuant to a merger, consolidation or other transaction in which the stockholders of Parent immediately prior to the transaction own less than a majority of the voting power of the surviving entity) upon payment in full of all amounts (the “Remaining Term Amount”) that would have been paid to RFE during the remaining term of the Agreement. Notwithstanding the foregoing, in the event this Agreement is terminated prior to the end of the initial term pursuant to clause (ii) of the proviso to the immediately preceding sentence and the holders of the Founders’ Preferred Stock (as such term is defined in the Certificate of Designations of the Parent’s Preferred Stock) on the date of this Agreement (after giving effect to the purchase of shares of Series B Convertible Preferred Stock pursuant to the Stockholders’ Agreement, dated as of the date hereof, between the Parent and the other signatories thereto (the “Stock Purchase”)), do not receive in the transaction resulting in the termination of this Agreement in respect of the shares of Parent capital stock owned by them on the date of this Agreement (after giving effect to the Stock Purchase) consideration equal to or greater than twice the purchase price of such shares, then RFE shall cause the Remaining Term Amount to be paid to all holders of preferred stock, common stock and warrants outstanding on the date hereof (including without limitation RFE Investment Partners VI, L.P. and RFE SBIC VI, L.P.) in accordance with the provisions of Sections 2 and 3 of the Certificate of Designations for Parent’s Preferred Stock.  No termination of this Agreement, whether pursuant to this paragraph or otherwise, shall affect the Company’s obligations with respect to the fees, costs and expenses incurred by RFE in rendering services hereunder and not reimbursed by the Company as of the effective date of such termination or the Company’s obligations under Section 5.

5.   Indemnification.  Parent, AMG and Kenan, jointly and severally, agree to indemnify and hold harmless RFE, its members, affiliates, employees and agents against and from any and all loss, liability, suits, claims, costs, damages and expenses (including attorneys’ fees) arising from their performance hereunder, except as a result of their gross negligence or intentional wrongdoing; provided, however, that neither RFE nor its members, affiliates, employees or agents shall be entitled to indemnification in respect of any loss of value of the securities of the Parent owned by them.

6.   RFE an Independent Contractor.  RFE and the Company agree that RFE shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel.  Neither RFE nor its members, affiliates, employees and agents shall be considered employees or agents of the Company nor shall any of them have authority to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company.  This Agreement in no way limits the ability of RFE to engage in any other activities.

7.   Confidential Information.  RFE acknowledges that the information, observations and data obtained by it and its agents and employees during the course of its performance under this Agreement concerning the business plans and financial data of the Company (the “Confidential Data”) are the Company’s valuable, special and unique assets.  Therefore, it agrees that it will not, nor will it permit any of its agents or employees to, disclose to any unauthorized person any of the Confidential Data obtained by it during the course of RFE’s performance under this Agreement without the Company’s prior written consent, unless and to the extent that (i) the Confidential Data becomes generally known to and available for use by the public otherwise than as a result of its acts or omissions to act or (ii) such disclosure is required by any statute, rule, regulation or law or any judicial or administrative body having jurisdiction.  Nothing in this section shall preclude RFE Investment Partners VI, L.P. and/or RFE VI SBIC, L.P. from disclosing Confidential Data to limited partners of such investment funds pursuant to their standard procedures for disclosure of confidential information to its limited partners.

8.   Notice.  Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made when delivered, if personally delivered, when transmitted, if sent by confirmed facsimile transmission, or, if mailed, when mailed by registered or certified mail, return receipt requested, postage prepaid, to the party at the following addresses (or at such other address as shall be given in writing by one party to the other):

If to RFE:	RFE Management Corporation
36 Grove Street
New Canaan, Connecticut 06840
Attention: James Parsons

If to the Company:	KTC/AMG Holdings Corp.
4985 Dressler Road, NW, #100
Canton, Ohio 44718
Attention: Chief Executive Officer

9.   Entire Agreement; Modification.  This Agreement (a) contains the complete and entire understanding and agreement of the Company and Sterling with respect to the subject matter hereof; (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of Sterling in connection with the subject matter hereof; and (c) may not be modified except by an instrument in writing executed by the Company and RFE.

10.   Waiver and Breach.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

11.   Assignment.  Neither the Company nor RFE may assign its rights or obligations under this Agreement without the express written consent of the other.

12.   Governing Law.  This Agreement shall be deemed to be a contract made under, and is to be governed and construed in accordance with, the laws of the State of Ohio, without application of the conflicts of laws principles thereof.

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IN WITNESS WHEREOF, Parent, AMG, Kenan and RFE have caused this Agreement to be duly executed and delivered on the date and year first above written.

KTC/AMG HOLDINGS CORP.

By:	/s/ Carl H. Young
Its:

ADVANTAGE MANAGEMENT GROUP, INC.

By:	/s/ Carl H. Young
Its:

KTC ACQUISITION CORP.

By:	/s/ Carl H. Young
Its:

RFE MANAGEMENT CORPORATION

By:	/s/
Its: